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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No._)*

                                SEMCO ENERGY INC
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    78412D109
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
              -----------------------------------------------------
             (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)

CUSIP No.78412D109                      13G                    Page 2 of 6 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

       Copia Capital LLC
       I.R.S. #32-0015941
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3. SEC USE ONLY:

--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION:

      The state of organization is Delaware.
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             2,156,633
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       2,156,633
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       2,156,633
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       6.1%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA
--------------------------------------------------------------------------------

CUSIP No.78412D109                     13G                     Page 3 of 6 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


       I.R.S.
--------------------------------------------------------------------------------
   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
   3. SEC USE ONLY:

--------------------------------------------------------------------------------
   4. CITIZENSHIP OR PLACE OF ORGANIZATION:


--------------------------------------------------------------------------------
    NUMBER OF     5.   SOLE VOTING POWER:
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:
                  --------------------------------------------------------------
                  8. SHARED DISPOSITIVE POWER:

--------------------------------------------------------------------------------
   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON:

--------------------------------------------------------------------------------

CUSIP No.78412D109                    13G                      Page 4 of 6 Pages
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  SEMCO ENERGY INC
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  1411 THIRD STREET
                  SUITE A
                  PORT HURON, MI 48060
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                  Copia Capital LLC
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  71 S. Wacker Drive, Suite 3525
                  Chicago, IL  60606
                  --------------------------------------------------------------
            (c)   Citizenship:

                  The state of organization is Delaware.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  78412D109
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act
                    (15 U.S.C. 78o).

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [x] An investment adviser in accordance with Section
                    240.13d-1(b)(1)(ii)(E);
                    Copia Capital LLC

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.78412D109                   13-G                      Page 5 of 6 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership as of December 31, 2006.*

           (a) Amount beneficially owned:
           See the response(s) to Item 9 on the attached cover page(s).

           (b) Percent of Class:
           See the response(s) to Item 11 on the attached cover page(s).

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See the response(s) to Item 5 on the attached cover page(s).

              (ii)  Shared power to vote or to direct the vote:
                    See the response(s) to Item 6 on the attached cover page(s).

              (iii) Sole power to dispose or to direct the disposition of:
                    See the response(s) to Item 7 on the attached cover page(s).

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response(s) to Item 8 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


*In Accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998)(the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "MS Reporting Units") of Morgan Stanley and its subsidiaries and affiliates (collectively, "MS"). This filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.

CUSIP No.78412D109                   13-G                      Page 6 of 6 Pages
--------------------------------------------------------------------------------

                                   Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 15, 2007

Signature:  /s/ Timothy Flannery
            --------------------------------------------------------------------

Name/Title: Managing Partner
            --------------------------------------------------------------------
            Copia Capital LLC





EXHIBIT NO.                         EXHIBITS                                PAGE
-----------                        ----------                               ----



* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).